Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:	Investor Relations Contact:
Robin Stoecker	Michael Magaro
TIBCO Software Inc.	TIBCO Software Inc.
(650) 846-5044	(650) 846-5747
rstoecker@tibco.com	mmagaro@tibco.com

TIBCO SOFTWARE REPORTS PRELIMINARY FIRST QUARTER FINANCIAL RESULTS

Palo Alto, Calif., March 1, 2005 — TIBCO Software Inc. (Nasdaq:TIBX), a leading enabler of real-time business and the world’s largest independent business integration software company, today announced preliminary financial results for the quarter ended February 27, 2005.

Preliminary first quarter results indicate revenue is expected to be in a range of $100 to $102 million. The Company expects its license revenues for the quarter to be approximately $47 to $49 million. These disappointing results were primarily due to lack of execution in certain geographic areas, particularly in Europe. The Company plans to address this issue by, among other things, making changes in the leadership in Europe as well as sales process and procedural changes. In addition, several transactions were delayed near the end of the quarter. “Given the strength we were seeing in our business and pipeline coming into Q1, and as late as the first part of last week, I did not expect us to produce such disappointing results,” said Vivek Ranadivé, TIBCO Chairman and CEO. “I believe the issues that led to the shortfall can be corrected and I plan to move swiftly to do just that.”

Earnings per share for the first fiscal quarter calculated in accordance with GAAP are expected to be between 3 and 4 cents. TIBCO’s non-GAAP EPS for the first fiscal quarter is expected to be between 4 and 5 cents. Non-GAAP results exclude amortization of acquired intangibles and assume a pro forma effective tax rate of 38%.

TIBCO will provide more detailed guidance on the regularly scheduled conference call on March 24, 2005.

Conference Call Details

TIBCO Software has scheduled a conference call for 5:00 p.m. EDT today to discuss its preliminary first quarter results. The conference call will be hosted by CCBN and may be accessed over the Internet at www.tibco.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast of the call, a replay will be available through TIBCO Software Inc.’s website at www.tibco.com shortly after the live call ends.

About TIBCO Software

TIBCO Software Inc. (NASDAQ:TIBX) is the leading independent business integration software company in the world, demonstrated by market share and analyst reports. In addition, TIBCO is a leading enabler of Real-Time Business, helping companies become more cost-effective, more agile and more efficient. TIBCO has delivered the value of Real-Time Business, what TIBCO calls The Power of Now®, to over 2,000 customers around the world and in a wide variety of industries. For more information on TIBCO’s proven enterprise backbone, business integration, business process management, and business optimization solutions, TIBCO can be reached at +1 650-846-1000 or on the Web at www.tibco.com. TIBCO is headquartered in Palo Alto, CA.

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TIBCO, the TIBCO logo, The Power of Now and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.

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Use of Non-GAAP Financial Information

TIBCO provides non-GAAP operating income and net income per share data as additional measures of its operating results. TIBCO believes that financial measures of income provide useful information to management and investors regarding certain additional financial and business trends relating to the company’s financial condition and results of operations. For example, the non-GAAP results are an indication of TIBCO’s baseline performance before gains, losses or other charges that are considered by management to be outside the company’s core business operational results. In addition, these non-GAAP results are among the primary indicators management uses as a basis for planning for and forecasting of future periods. These measures are not in accordance with, or an alternative for, accounting principles generally accepted in the United States and may be different from non-GAAP measures used by other companies.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. The final results for the first quarter of 2005 may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly financial statements. TIBCO’s future operating results may differ from that forecasted in the forward-looking statements due to factors that include, without limitation, fluctuations in demand for TIBCO’s products and services or economic conditions affecting the market for TIBCO’s products and services, TIBCO’s inability to correct the reasons for the shortfall and if TIBCO cannot successfully execute its growth plans. Additional information regarding potential risks is provided in TIBCO’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended November 30, 2004. TIBCO assumes no obligation to update the forward-looking statements included in this release.